Filed Pursuant to Rule 424(b)(2)

Registration No. 333-228532

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
0.450% Senior Notes due 2022	$ 300,000,000	$ 38,940
1.000% Senior Notes due 2025	$ 700,000,000	$ 90,860
1.400% Senior Notes due 2027	$ 700,000,000	$ 90,860
1.750% Senior Notes due 2031	$ 1,000,000,000	$ 129,800
Total	$ 2,700,000,000	$ 350,460

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated November 26, 2018)

$2,700,000,000

Roper Technologies, Inc.

$   300,000,000 0.450% Senior Notes due 2022

$   700,000,000 1.000% Senior Notes due 2025

$   700,000,000 1.400% Senior Notes due 2027

$1,000,000,000 1.750% Senior Notes due 2031

Roper Technologies, Inc. is offering $300,000,000 aggregate principal amount of 0.450% senior notes due 2022 (the “2022 Notes”), $700,000,000 aggregate principal amount of 1.000% senior notes due 2025 (the “2025 Notes”), $700,000,000 aggregate principal amount of 1.400% senior notes due 2027 (the “2027 Notes”) and $1,000,000,000 aggregate principal amount of 1.750% senior notes due 2031 (the “2031 Notes” and, together with the 2022 Notes, the 2025 Notes and the 2027 Notes, the “Notes”).

The 2022 Notes will bear interest at the rate of 0.450% per year, the 2025 Notes at the rate of 1.000% per year, the 2027 Notes at the rate of 1.400% per year and the 2031 Notes at the rate of 1.750% per year. Interest on the 2022 and the 2031 Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2021. Interest on the 2025 Notes and the 2027 Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2021. The 2022 Notes will mature on August 15, 2022, the 2025 Notes on September 15, 2025, the 2027 Notes on September 15, 2027, and the 2031 Notes on February 15, 2031.

We may redeem the Notes in whole or in part at any time or from time to time at the applicable redemption price described under the heading “Description of the Notes—Optional Redemption.” We will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of a Change of Control Triggering Event (as defined herein). See the section entitled “Description of the Notes—Certain Covenants—Repurchase Upon Change of Control Triggering Event” for more information.

On August 12, 2020, we agreed to acquire Vertafore, Inc. (the “Vertafore Acquisition”). We intend to use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under our existing credit agreement, to fund the purchase price of our proposed acquisition of Vertafore, Inc. and related costs. We intend to use the remaining net proceeds, if any, for general corporate purposes. See “Use of Proceeds.” If the Vertafore Acquisition is not consummated on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore purchase agreement is terminated in accordance with its terms, we will be required to redeem all outstanding Notes at the price specified and as otherwise described under the caption “Description of the Notes—Special Mandatory Redemption.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or any automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11.

	Per 2022 Note	Per 2025 Note	Per 2027 Note	Per 2031 Note	Total
Public offering price(1)	99.913%	99.868%	99.860%	99.839%	$2,696,225,000
Underwriting discount	0.350%	0.600%	0.625%	0.650%	$16,125,000
Proceeds, before expenses, to us	99.563%	99.268%	99.235%	99.189%	$2,680,100,000

(1)	Plus accrued interest from September 1, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers on or about September 1, 2020, which is the tenth business day following the date of this prospectus supplement, through The Depository Trust Company (“DTC”) and its direct participants, including the Euroclear System and Clearstream Banking S.A.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Wells Fargo Securities

Mizuho Securities	MUFG

PNC Capital Markets LLC	TD Securities	Truist Securities

Co-Managers

US Bancorp	BNP PARIBAS	RBC Capital Markets

Prospectus Supplement dated August 18, 2020

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or the free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus include “forward-looking statements” within the meaning of the federal securities laws. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the Securities and Exchange Commission (“SEC”) or in connection with oral statements made to the press, potential investors or others. All statements that are not historical facts are “forward-looking statements.” Forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Such risks and uncertainties include the effects of the COVID-19 pandemic on our business, operations, financial results and liquidity, including the duration and magnitude of such effects, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic; the negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides.

Additional examples of forward-looking statements in this prospectus supplement, the accompanying prospectus and documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus include but are not limited to statements regarding operating results, the success of our internal operating plans, our expectations regarding our ability to generate operating cash flows and reduce debt and associated interest expense, profit and cash flow expectations, the timing and expected benefits of the Vertafore Acquisition, prospects for newly acquired businesses to be integrated and contribute to future growth and our expectations regarding growth through acquisitions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, raw materials costs, expected pricing levels, the timing and cost of expected capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 incorporated by reference herein. You should understand that the following important factors, in addition to those discussed in the incorporated documents, could affect our future results, and could cause those results or other outcomes to differ materially from those estimates or projections in the forward-looking statements:

•	our ability to satisfy all closing conditions and successfully consummate the Vertafore Acquisition on the anticipated timeline, or at all;

•	our ability to integrate Vertafore and achieve the anticipated benefits of the Vertafore Acquisition;

•	general economic conditions;

•	difficulty making acquisitions and successfully integrating acquired businesses;

•	any unforeseen liabilities associated with future acquisitions;

•	limitations on our business imposed by our indebtedness;

•	unfavorable changes in foreign exchange rates;

•	failure to effectively mitigate cybersecurity threats;

•	difficulties associated with exports and imports, including changes in tariffs;

•	risks and costs associated with our international sales and operations;

•	rising interest rates;

•	product liability and insurance risks;

•	increased warranty exposure;

•	future competition;

•	the cyclical nature of some of our markets;

•	reduction of business with large customers;

•	risks associated with government contracts;

•	changes in the supply of, or price for, labor, raw materials, parts and components;

•	environmental compliance costs and liabilities;

•	risks and costs associated with asbestos-related litigation;

•	potential write-offs of our goodwill and other intangible assets;

•	our ability to successfully develop new products;

•	failure to protect our intellectual property;

•	the effect of, or change in, government regulations (including tax);

•	economic disruption caused by terrorist attacks, health crises (such as the COVID-19 pandemic) or other unforeseen events; and

•	the factors discussed in other reports filed with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of these statements in light of new information or future events.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information.” The second part is the accompanying prospectus dated November 26, 2018, which contains a description of our debt securities and gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, references in this prospectus supplement to “Roper,” the “Company,” “we,” “us” and “our” or similar terms are to Roper Technologies, Inc. and our consolidated subsidiaries.

SUMMARY

The following summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the Notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information.”

Roper Technologies, Inc.

Roper Technologies, Inc. is a diversified technology company. We operate businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets.

We pursue consistent and sustainable growth in earnings and cash flow by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other businesses that offer high value-added software, services, engineered products and solutions that we believe are capable of achieving growth and maintaining high margins. We compete in many niche markets and believe we are the market leader or a competitive alternative to the market leader in most of these markets.

Our principal executive offices are located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, and the telephone number is (941) 556-2601. We maintain a website at www.ropertech.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

Our Business Segments

Our reportable segments provide a transparent view into our operations and capital deployment strategy and objectives and reinforce our diversified, niche market strategy by reporting based upon business models instead of end markets. The four reportable segments (and businesses within each; including changes due to acquisitions and divestitures since the realignment) are as follows:

•	Application Software—Aderant, CBORD, CliniSys, Data Innovations, Deltek, Horizon, IntelliTrans, PowerPlan, Strata, Sunquest.

•	Network Software & Systems—ConstructConnect, DAT, Foundry, Inovonics, iPipeline, iTradeNetwork, Link Logistics, MHA, RF IDeas, SHP, SoftWriters, TransCore.

•	Measurement & Analytical Solutions—Alpha, CIVCO Medical Solutions, CIVCO Radiotherapy, Dynisco, FMI, Hansen, Hardy, IPA, Logitech, Neptune, Northern Digital, Struers, Technolog, Uson, Verathon.

•	Process Technologies—AMOT, CCC, Cornell, FTI, Metrix, PAC, Roper Pump, Viatran, Zetec.

Recent Developments

Vertafore Purchase Agreement

On August 12, 2020, we entered into an Agreement and Plan of Merger (the “Vertafore Purchase Agreement”) by and among the Company, Project V Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Project Viking Holdings, Inc. (“Viking Holdings”), a Delaware corporation and the parent company of Vertafore, Inc., a Delaware corporation (“Vertafore”). Pursuant to the terms and conditions of the Vertafore Purchase Agreement, on the closing date (the “Vertafore Closing Date”),

Merger Sub will merge with and into Viking Holdings, with Viking Holdings continuing as the surviving corporation and as a wholly owned subsidiary of the Company.

The aggregate purchase price payable on the Vertafore Closing Date is approximately $5.35 billion in cash. Closing of the Vertafore Acquisition is subject to customary closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and is currently expected to close in the third quarter of 2020. We expect to use the net proceeds from the offering of the Notes, together with cash on hand and borrowings under our existing credit agreement (the “2016 facility”), to fund the purchase price of the Vertafore Acquisition.

Vertafore is a technology and software company that specializes in serving the property and casualty segments of the insurance industry. Vertafore’s solutions provide support, business intelligence and analytics to modernize insurance brokerages and agencies across the industry.

For the year ended December 31, 2019, and the six months ended June 30, 2020, Vertafore had total revenues of approximately $510 million and $279 million, gross profit of approximately $386 million and $215 million, and net cash provided by operating activities (excluding interest expense) of approximately $215 million and $112 million, respectively. Vertafore has represented to us that it has prepared the financial statements, from which the information presented above is derived, substantially in accordance with GAAP applicable to private companies.

Unless otherwise indicated, the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus does not include the financial impact of the Vertafore Acquisition.

Bridge Credit Facility

In connection with executing the Vertafore Purchase Agreement, we entered into a commitment letter with institutions that are affiliates of certain of the underwriters, pursuant to which such banking affiliates have committed to provide us with a $2.5 billion Tranche A senior unsecured term loan (the “2020 Tranche A term loan”) and a $1.5 billion Tranche B senior unsecured term loan (the “2020 Tranche B term loan” and, together with the 2020 Tranche A term loan, the “2020 term loans”).

The net proceeds of the Notes will reduce the amount of the $2.5 billion Tranche A term loan that is available to be borrowed on a dollar for dollar basis. The 2020 Tranche B term loan was permanently reduced to zero upon entering into the Third Amendment (as defined below). To the extent we issue and sell less than $2.5 billion of Notes offered hereby, the proceeds of the $2.5 billion term loan, if any, will be available to us to finance a portion of the consideration payable in the Vertafore Acquisition or the EPSi Acquisition (as defined herein).

Proposed Amendment to 2016 facility

On August 17, 2020, we entered into a Third Amendment to the 2016 facility with, among others, the lenders and administrative agent party to the 2016 facility (the “Third Amendment”). The Third Amendment adds and changes certain definitions and amends our consolidated total leverage ratio in the 2016 facility in contemplation of the consummation of the Vertafore Acquisition. See “Description of Other Indebtedness—Unsecured Credit Facility”.

EPSi Acquisition

On July 30, 2020, Strata Decision Technology LLC, a wholly owned subsidiary of the Company (“Strata”), entered into an Asset Purchase Agreement with Allscripts Healthcare Solutions, Inc., a Delaware corporation and certain of its affiliates (collectively, the “Allscripts Sellers”) to acquire substantially all of the assets of the Allscripts Sellers’ business providing budgeting, long-range planning, cost accounting and financial decision support solutions, software and services for healthcare organizations, commonly referred to as “EPSi” (including the RealCost Platform) (the “EPSi Business”) for $365 million in cash, subject to certain adjustments as set forth in the Asset Purchase Agreement (the “EPSi Acquisition”). Certain assets of the Allscripts Sellers relating to the EPSi Business will be excluded from the transaction and retained by the Allscripts Sellers, and Strata will assume certain liabilities related to the EPSi Business under the terms of the Asset Purchase Agreement.

Completion of the EPSi Acquisition is subject to customary closing conditions and currently is expected to close before the end of 2020.

The Offering

The following summary contains certain material information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus. For purposes of the descriptions of the Notes and other indebtedness included in this prospectus supplement, references to the “Company,” “issuer,” “we,” “us” and “our” refer only to Roper Technologies, Inc. and do not include its subsidiaries.

Issuer	Roper Technologies, Inc., a Delaware corporation.

Securities offered	$300,000,000 aggregate principal amount of 0.450% senior notes due 2022.

$700,000,000 aggregate principal amount of 1.000% senior notes due 2025.

$700,000,000 aggregate principal amount of 1.400% senior notes due 2027.

$1,000,000,000 aggregate principal amount of 1.750% senior notes due 2031.

Maturity dates	August 15, 2022 for the 2022 Notes.

September 15, 2025 for the 2025 Notes.

September 15, 2027 for the 2027 Notes.

February 15, 2031 for the 2031 Notes.

Interest payment dates	February 15 and August 15 of each year, beginning February 15, 2021, for the 2022 Notes and the 2031 Notes.

March 15 and September 15 of each year, beginning March 15, 2021, for the 2025 Notes and the 2027 Notes.

Ranking	The Notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured senior indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of June 30, 2020, the Notes would have been effectively subordinated to approximately $2.1 billion of obligations of our subsidiaries.

Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Optional redemption	We may redeem the Notes in whole or in part at any time or from time to time at the applicable redemption prices described in “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	This offering is not conditioned upon the consummation of the Vertafore Acquisition. If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms, we will be required to redeem all outstanding Notes on the special mandatory redemption date (as defined herein) at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Repurchase upon a change of control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Certain Covenants—Repurchase Upon Change of Control Triggering Event.”

Listing	We do not intend to list the Notes on any securities exchange or any automated quotation system.

No prior market	The Notes are new issues of securities with no established trading market. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Use of proceeds	We intend to use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under the 2016 facility, to (i) fund the purchase price of the Vertafore Acquisition and (ii) pay fees and expenses in connection with the Vertafore Acquisition, and the other transactions related thereto. We intend to use the remaining net proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Governing law	New York

Trustee	Wells Fargo Bank, National Association

Risk factors	You should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the information set forth under “Special Note on Forward-Looking Statements” and “Risk Factors” before deciding whether to invest in the Notes.

Summary Consolidated Financial Data

Our summary consolidated financial information presented below as of and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, except for the summary consolidated balance sheet data as of December 31, 2017, has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated financial information as of and for the six months ended June 30, 2020 and June 30, 2019, except for the summary consolidated balance sheet data as of June 30, 2019, has been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus and includes all adjustments (consisting of normal recurring items), which are, in our opinion, necessary for a fair statement of our financial position as of such dates and results of operations for such periods. The summary consolidated balance sheet data as of June 30, 2019 has been derived from our unaudited consolidated financial statements not incorporated by reference into this prospectus supplement and the accompanying prospectus. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results for our full fiscal year ending December 31, 2020.

Our summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, all of which are incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2020(1)	2019(2)	2019(3)	2018(4)	2017(5)
	(unaudited)
	(In millions, except per share amounts)
Statement of Operations Data:
Net revenues	$2,665.7	$2,617.5	$5,366.8	$5,191.2	$4,607.5
Gross profit	1,700.5	1,660.6	3,427.1	3,279.5	2,864.8
Income from operations	682.8	714.8	1,498.4	1,396.4	1,210.2
Earnings before income taxes	588.7	741.5	2,227.4	1,198.4	1,034.7
Net earnings(6)	$459.5	$619.3	$1,767.9	$944.4	$971.8
Net earnings per share:
Basic	$4.40	$5.97	$17.02	$9.15	$9.51
Diluted	4.36	5.90	16.82	9.05	9.39
Dividends declared per common share	$1.0250	$0.9250	$1.9000	$1.7000	$1.4625
Balance Sheet Data:
Cash and cash equivalents	$1,870.8	$320.8	$709.7	$364.4	$671.3
Working capital(7)(8)	(587.6)	(159.6)	(505.4)	(200.4)	(140.4)
Total assets	19,142.3	15,908.3	18,108.9	15,249.5	14,316.4
Long-term debt, net of current portion	5,263.8	4,718.9	4,673.1	4,940.2	4,354.6
Stockholders’ equity	9,879.7	8,351.0	9,491.9	7,738.5	6,863.6

(1)	Includes the results from the acquisitions of Freight Market Intelligence Consortium from June 9, 2020 and Team TSI Corporation from June 15, 2020.
(2)	Includes the results from the Imaging businesses through disposal on February 5, 2019.
(3)

Includes results from the acquisitions of Foundry from April 18, 2019, ComputerEase from August 19, 2019, iPipeline from August 22, 2019, and Bellefield from December 18, 2019; and the results from the

Imaging businesses through disposal on February 5, 2019 and the Gatan business through disposal on October 29, 2019.
(4)

Includes results from the acquisitions of Quote Software from January 2, 2018, PlanSwift Software from March 28, 2018, Smartbid from May 8, 2018, PowerPlan, Inc. from June 4, 2018, ConceptShare from June 7, 2018, BillBlast from July 10, 2018 and Avitru from December 31, 2018.

(5)

Includes results from the acquisitions of Phase Technology from June 21, 2017, Handshake Software, Inc. from August 4, 2017, Workbook Software A/S from September 15, 2017 and Onvia, Inc. from November 17, 2017.

(6)

The Company recognized an after tax gain of $687.3 in connection with the dispositions of the Imaging businesses and the Gatan business during 2019. The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into U.S. law on December 22, 2017, which was prior to the end of the Company’s 2017 reporting period and resulted in a one-time net income tax benefit of $215.4.

(7)	Net working capital equals current assets, excluding cash, less total current liabilities, excluding debt.
(8)

At December 31, 2019 and June 30, 2020, working capital includes the impact of the increase in income taxes payable of approximately $200.0 and $190.0, respectively, due to the taxes incurred on the gain on sale of the Gatan business. On January 1, 2019, we adopted Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”), which resulted in an increase to current liabilities of $54.3 as of June 30, 2019, $56.8 as of December 31, 2019, and $58.1 as of June 30, 2020. The other balance sheet accounts impacted due to the adoption of ASC 842 are set forth in Note 16 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K incorporated herein by reference.

RISK FACTORS

In considering whether to purchase the Notes, you should carefully consider all the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should read the risk factors described below and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Risks Related to Our Business

The extent to which the coronavirus (COVID-19) outbreak and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict.

The novel strain of the coronavirus identified in China in late 2019 has spread across the globe and has resulted in governmental and other regulatory authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns. These measures have impacted and may further impact our workforce and operations, as well as the work force, operations and financial prospects of our customers, suppliers and business partners. There is considerable uncertainty regarding such measures and potential future measures, such as restrictions on our access to our manufacturing facilities or on our support operations or workforce, or similar limitations for our customers, suppliers and business partners. The spread of COVID-19 has caused us to modify our business practices (including restricting employee travel, developing social distancing plans for our employees, expanding the number of our associates who work from home, and cancelling physical participation in meetings, events and conferences), and we may take further actions as may be required by governmental and other regulatory authorities or as we determine to protect the safety or best interests of our employees, customers, suppliers and business partners.

Some of the impacts our businesses are experiencing from COVID-19 include, but are not limited to:

•

Our businesses have been unable to visit current and potential customers in order to solicit new business and/or provide necessary on-site installation, implementation and training services, which has, in some cases, limited our ability to obtain new business and effectively service existing business;

•

Government restrictions on non-emergency hospital procedures resulted in decreased (1) demand in our businesses that provide medical products used in non-emergency procedures and (2) revenue related to pharmaceutical utilization in post-acute healthcare settings;

•

The unprecedented slowdown and/or shut down of global economy sectors and the related uncertain timeline to reopen and recover has created a weak demand environment for our businesses serving industrial and energy markets; and

•	Some of our customers, including those in the medical field, may seek to delay payments to us while they are addressing the numerous challenges presented by COVID-19.

The extent to which the COVID-19 outbreak impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future.

There are no comparable recent events that provide guidance as to the effect of the spread of COVID-19 as a global pandemic may have on our customers, suppliers, vendors and other business partners, and, as a result, the ultimate impact of the outbreak is highly uncertain and subject to change. We do not yet know the full extent of the impacts on our business, our operations or the global economic and political environment as a whole. However, the effects could have a material impact on our results of operations and heighten many of our known risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our other reports filed with the SEC. In addition, the rapidly changing situation could give rise to additional risks or adverse impacts of which we are not presently aware, such as the ability to complete acquisitions, the ability to obtain credit through the capital markets and/or through our revolving credit facility.

Risks Related to the Offering

The Notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The Notes are our obligations exclusively and are not the obligations of any of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and ability to service our debt, including the Notes, depend upon the earnings of our subsidiaries and the ability of our subsidiaries to distribute their earnings, loans or other payments to us. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with separately recognized claims against our subsidiaries, all claims of creditors of our subsidiaries, including trade creditors, and holders of preferred stock, if any, will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes), and our subsidiaries may enter into future borrowing arrangements that limit their ability to transfer funds to us. Consequently, your Notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of June 30, 2020, our subsidiaries had approximately $2.1 billion of liabilities. In addition, the indenture governing the Notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries. Thus, the amount of these liabilities may increase in the future.

The Notes will be subject to the prior claims of any future secured creditors.

The Notes are unsecured obligations, ranking effectively junior to our outstanding secured indebtedness and any additional secured indebtedness we may incur. The indenture governing the Notes does not limit the amount of additional debt that we and our subsidiaries may incur, permits us to incur secured debt under specified circumstances and permits our subsidiaries to incur secured debt without restriction. If we incur additional secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the Notes, our assets that secure other indebtedness will be available to pay obligations on the Notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the Notes then outstanding would remain unpaid.

The negative covenants in the indenture that governs the Notes provide limited protection to holders of the Notes.

The indenture governing the Notes contains covenants limiting our ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The covenants addressing limitations on liens and on sale and leaseback transactions do not apply to our subsidiaries and contain exceptions that will allow us to incur liens with respect to material assets. See “Description of Debt Securities” in the accompanying prospectus and “Description of the Notes” in this prospectus supplement. In light of these exceptions, your Notes may be structurally or effectively subordinated to new lenders. The indenture does not limit the amount of additional debt that we or our subsidiaries may incur.

Our credit facility contains covenants that may limit our operations.

The credit agreement governing the 2016 facility (as defined below) contains certain covenants restricting our operations. For example, the agreement contains affirmative and negative covenants which, among other things, limit our ability to incur new debt, enter into certain mergers and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures, or change our line of business. We are also subject to financial covenants that require us to limit our consolidated total leverage ratio and to maintain a minimum consolidated interest coverage ratio. Our ability to meet the financial covenants or requirements in our credit agreement may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. Additionally, the credit agreement contains certain conditions precedent to our ability to borrow, including, with respect to any borrowing during the period from April 23, 2020 through December 31, 2020, a requirement that the aggregate book value of our unrestricted cash and cash equivalents be no greater than $1.25 billion after giving effect to such borrowing and the intended use thereof. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions contained in our credit facility could result in an event of default under our credit agreement. Upon the occurrence of an event of default under our credit agreement, and the expiration of any grace periods, the lenders could elect to declare all amounts outstanding under the credit facility, together with accrued interest, to be immediately due and payable. If this were to occur, our assets may not be sufficient to fully repay the amounts due under our credit facility or our other indebtedness, including the Notes.

Additional debt offerings may have adverse consequences to you.

We may incur additional indebtedness in the future, which may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes as a result of additional interest payment expenses, a loss in the trading value of your Notes and a risk that the credit rating of your Notes may be lowered.

The provisions of the Notes will not necessarily protect you in the event of certain highly leveraged transactions or changes in the composition of our board.

Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to repurchase the Notes as provided in, and on the terms set forth in, the Notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined under “Description of the Notes—Certain Covenants—Repurchase Upon Change of Control Triggering Event”) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your Notes could decline. In addition, significant changes in the composition of our board of directors will not in and of themselves constitute a Change of Control.

We may not be able to repurchase all of the Notes, and other notes issued under the indenture, upon the occurrence of a Change of Control Triggering Event, which would result in a default under each series of notes.

We will be required to offer to repurchase the Notes, and other notes issued under the indenture, upon the occurrence of a Change of Control Triggering Event as provided in each series of notes. However, we may not have sufficient funds to repurchase the Notes in cash at such time. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness. Our failure to make such a repurchase would result in a default under such series of notes.

If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms, we will be required to redeem the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, and, as a result, holders of such Notes may not obtain their expected return on the Notes.

We may not consummate the Vertafore Acquisition within the timeframe specified under “Description of the Notes—Special Mandatory Redemption,” or the Vertafore Purchase Agreement may be terminated according to its terms. Our ability to consummate the Vertafore Acquisition is subject to customary closing conditions over which we have limited or no control. If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms, we will be required to redeem all outstanding Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. If we redeem the Notes pursuant to the special mandatory redemption, you may not obtain your expected return on the Notes. Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provision if the closing of the Vertafore Acquisition occurs within the specified timeframe, nor will you have any right to require us to redeem your Notes if, between the closing of the Notes offering and the closing of the Vertafore Acquisition, we experience any changes in our business or financial condition or if the terms of the Vertafore Acquisition change.

We are not obligated to place the proceeds from the sale of the Notes in escrow prior to the closing of the Vertafore Acquisition and these proceeds are not sufficient to fully fund a special mandatory redemption.

If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms, we will be required to redeem all outstanding Notes for a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Mandatory Redemption.” Although we intend to place the proceeds from the sale of the Notes in a segregated account held by one of the lenders under the 2016 facility, we are not obligated to place the proceeds in escrow prior to the closing of the Vertafore Acquisition or to provide a security interest in those proceeds. In addition, these proceeds will not be sufficient to fully fund any special mandatory redemption as we will also have to pay accrued interest on the redeemed Notes in the event of a special mandatory redemption. Accordingly, we will need to fund any special mandatory redemption using cash on hand, proceeds of this offering that we have retained or from other sources of liquidity.

Changes in our credit ratings may adversely affect the value of the Notes.

Changes in our credit ratings may affect the value of the Notes. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Such ratings are not recommendations to buy, sell or hold securities, and there can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Each rating should be evaluated independently of any other rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of your Notes and increase our corporate borrowing costs.

There may not be an active trading market for the Notes.

The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, your ability to sell your Notes or the price at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including, but not limited to, prevailing interest rates, our financial condition and results of operations, prospects for companies in our industry generally, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Notes;

•	the outstanding amount of the Notes;

•	the terms related to the optional redemption of the Notes; and

•	the level, direction and volatility of market interest rates generally.

An increase in market interest rates could result in a decrease in the market value of the Notes.

In general, as market interest rates rise, the market value of notes bearing interest at a fixed rate generally declines. Consequently, if you purchase these Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We expect the net proceeds from the sale of the Notes to be approximately $2,675.0 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under the 2016 facility, to (i) fund the purchase price of the Vertafore Acquisition, and (ii) pay fees and expenses in connection with the Vertafore Acquisition, and the other transactions related thereto. We intend to use the remaining net proceeds, if any, for general corporate purposes. Pending such application, such proceeds may be temporarily invested in short-term marketable securities.

This offering is not conditioned upon the consummation of the Vertafore Acquisition. If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021, and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms, we will be required to redeem all outstanding Notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and capitalization on an actual basis and on an as adjusted basis as of June 30, 2020. Our consolidated cash and capitalization, on an as adjusted basis, gives effect to the issuance of the Notes offered by this prospectus supplement, but does not give effect to the consummation of the Vertafore Acquisition. This table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2020 (in millions)
	Actual	Adjusted for the Offering
Cash and cash equivalents	$1,870.8	$4,545.8

Current portion of long-term debt	$602.6	$602.6
Long-term debt:
2022 Notes offered hereby(1)	—	298.1
2025 Notes offered hereby(1)	—	693.6
2027 Notes offered hereby(1)	—	693.3
2031 Notes offered hereby(1)	—	990.0
Other long-term debt, net of current portion(1)	5,263.8	5,263.8

Total debt	5,866.4	8,541.4
Stockholders’ equity:
Preferred stock, $0.01 par value—authorized: 1,000,000 shares; outstanding: none	—	—
Common stock, $0.01 par value—authorized: 350,000,000 shares; outstanding: 104,386,910 shares	1.1	1.1
Additional paid-in capital	2,012.9	2,012.9
Retained earnings	8,168.7	8,168.7
Accumulated other comprehensive loss	(284.8)	(284.8)
Treasury stock	(18.2)	(18.2)

Total stockholders’ equity	9,879.7	9,879.7

Total capitalization	$15,746.1	$18,421.1

(1)	Amounts shown net of debt issuances costs.

DESCRIPTION OF OTHER INDEBTEDNESS

Unsecured Credit Facility

On September 23, 2016, we entered into a new five-year unsecured credit facility (the “2016 facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., PNC Bank, National Association, SunTrust Bank and TD Bank, N.A., as co-documentation agents, which replaced our previous unsecured credit facility, dated as of July 27, 2012, as amended as of October 28, 2015 (the “2012 facility”). The 2016 facility comprises a five year $2.50 billion revolving credit facility, which includes availability of up to $150.0 million for letters of credit. Loans under the facility are available in dollars, and letters of credit are available in dollars and other currencies to be agreed. We may also, subject to compliance with specified conditions, request additional term loans or revolving credit commitments in an aggregate amount not to exceed $500.0 million. At June 30, 2020, there were no outstanding borrowings and $69.3 million of outstanding letters of credit under the 2016 facility.

We will have the right to add foreign subsidiaries as borrowers under the 2016 facility, subject to the satisfaction of specified conditions. We will guarantee the payment and performance by the foreign subsidiary borrowers of their obligations under the 2016 facility. Our obligations under the 2016 facility are not guaranteed by any of our subsidiaries. However, we have the right, subject to the satisfaction of certain conditions set forth in the 2016 facility, to cause any of our wholly-owned domestic subsidiaries to become guarantors.

Borrowings under the term loan and revolving credit facilities will bear interest, at our option, at a rate based on either:

•

The highest of (1) the interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City, (2) the NYFRB Rate (as defined in the 2016 facility) plus 0.50% and (3) the Eurocurrency Rate (as defined in the 2016 facility, and which in no case shall be less than zero) for a deposit in Dollars with a maturity of one month plus 1%, in each case plus a per annum spread depending on our senior unsecured long-term debt rating. Based on our current rating, the spread would be 0.0%; or

•

The Eurocurrency Rate (as defined in the 2016 facility, and which in no case shall be less than zero) plus a per annum spread depending on our senior unsecured long-term debt rating. Based on our current rating, the spread would be 1.00%.

Outstanding letters of credit issued under the 2016 facility will be charged a quarterly fee depending on our senior unsecured long-term debt rating. Based on our current rating, the quarterly fee would be payable at a rate of 1.00% per annum, plus a fronting fee of 0.125% per annum on the undrawn and unexpired amount of all letters of credit.

Additionally, we will pay a quarterly facility fee on the used and unused portions of the revolving credit facility depending on our senior unsecured long-term debt rating. Based on our current rating, the quarterly fee would accrue at a rate of 0.125% per annum.

Amounts outstanding under the 2016 facility may be accelerated upon the occurrence of customary events of default. The 2016 facility contains various affirmative and negative covenants which, among other things, limit our ability to incur new debt, enter into certain mergers and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures, or change our line of business. We also are subject to financial covenants which require us to limit our consolidated total leverage ratio and to maintain a consolidated interest coverage ratio. The most restrictive covenant is the consolidated total leverage ratio, which is limited to 3.5 to 1; provided that, if we make a qualifying material acquisition in a fiscal quarter, such ratio may be increased to 4.0 to 1.0 for the first fiscal quarter that ends on or subsequent to the date on which the qualifying material acquisition is consummated and for each of the three consecutive fiscal quarters immediately thereafter.

On April 23, 2020, we entered into Amendment No. 2 (the “Amendment”) to our 2016 facility. Among other things, the Amendment amends the definition of consolidated total leverage ratio to be the ratio of (a)(i) consolidated total debt minus (ii) the aggregate amount of unrestricted cash and cash equivalents to (b) consolidated EBITDA. The Amendment also adds a condition to each extension of credit through December 31, 2020, that after giving effect to any such borrowing and intended use of such borrowing, the aggregate amount of unrestricted cash and cash equivalents may not be greater than $1.25 billion.

In connection with the Vertafore Acquisition, on August 17, 2020, we entered into the Third Amendment to our 2016 facility. The Third Amendment adds and changes certain definitions and amends our consolidated total leverage ratio in the 2016 facility in contemplation of the consummation of the Vertafore Acquisition. Specifically, the Third Amendment amends the definition of restricted cash to include cash or cash equivalents that are proceeds of indebtedness incurred to finance an acquisition if such proceeds are held in escrow or in an account held by one of the lenders under the 2016 facility. In addition, the Third Amendment increases the consolidated total leverage ratio to 4.60 to 1.0 for the two test periods after the consummation of the Vertafore Acquisition, stepping down to 4.25 to 1.0 for the two subsequent test periods, and then reverting back to 3.5 to 1.0 for any remaining test periods.

Senior Notes due 2030

In June 2020, we completed a public offering of $600 million aggregate principal amount of 2.000% senior unsecured notes due June 30, 2030 (the “Existing 2030 Notes”), of which all amounts remain outstanding as of the date of this prospectus supplement. Net proceeds of $588 million were used for general corporate purposes, including acquisitions.

The Existing 2030 Notes bear interest at a fixed rate of 2.000% per year, payable semi-annually in arrears on June 30 and December 30 of each year, beginning December 30, 2020.

We may redeem some or all of the Existing 2030 Notes at any time or from time to time, at 100% of their principal amount, plus with respect to any redemption prior to March 30, 2030, a make-whole premium based on a spread to U.S. Treasury securities.

The Existing 2030 Notes are unsecured senior obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Notes offered hereby. The Existing 2030 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Existing 2030 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the Existing 2030 Notes), the terms require us to repurchase all or part of each holder’s Existing 2030 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

Senior Notes due 2024 and 2029

In August 2019, we completed a public offering of $500 million aggregate principal amount of 2.350% senior unsecured notes due September 15, 2024 (the “2024 Notes”) and $700 million aggregate principal amount of 2.950% senior unsecured notes due September 15, 2029 (the “2029 Notes”), of which all amounts remain outstanding as of the date of this prospectus supplement. Net proceeds of $1.19 billion were used for general corporate purposes and acquisitions, including the acquisition of iPipeline Holdings, Inc.

The 2024 Notes and the 2029 Notes bear interest at a fixed rate of 2.350% and 2.950% per year, respectively, payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2020.

We may redeem some or all of these notes at any time or from time to time, at 100% of their principal amount, plus with respect to any redemption prior to August 15, 2024 in the case of the 2024 Notes and June 15, 2029 in the case of the 2029 Notes, a make-whole premium based on a spread to U.S. Treasury securities.

The 2024 Notes and the 2029 Notes are unsecured senior obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Notes offered hereby. The 2024 Notes and 2029 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 2024 Notes, and the 2029 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the 2024 Notes and the 2029 Notes, respectively), the terms require us to repurchase all or part of each holder’s 2024 Notes and 2029 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

Senior Notes due 2023 and 2028

In August 2018, we completed a public offering of $700 million aggregate principal amount of 3.650% senior unsecured notes due September 15, 2023 (the “2023 Notes”) and $800 million aggregate principal amount of 4.200% senior unsecured notes due September 15, 2028 (the “2028 Notes”), of which all amounts remain outstanding as of the date of this prospectus supplement. Net proceeds of $1.49 billion were used to repay all of the Company’s $500 million of outstanding 6.25% senior notes due 2019 and outstanding amounts under the 2016 facility and for general corporate purposes.

The 2023 Notes and the 2028 Notes bear interest at a fixed rate of 3.650% and 4.200% per year, respectively, payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2019.

We may redeem some or all of these notes at any time or from time to time, at 100% of their principal amount, plus with respect to any redemption prior to August 15, 2023 in the case of the 2023 Notes, and June 15, 2028 in the case of the 2028 Notes, a make-whole premium based on a spread to U.S. Treasury securities.

The 2023 Notes and the 2028 Notes are unsecured senior obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Notes offered hereby. The 2023 Notes and 2028 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 2023 Notes and the 2028 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the 2023 Notes and the 2028 Notes, respectively), the terms require us to repurchase all or part of each holder’s 2023 Notes and 2028 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

Senior Notes due 2021 and 2026

In December 2016, we completed a public offering of $500 million aggregate principal amount of 2.80% senior unsecured notes due December 15, 2021 (the “2021 Notes”) and $700 million aggregate principal amount of 3.80% senior unsecured notes due December 15, 2026 (the “2026 Notes”), of which all amounts remain outstanding as of the date of this prospectus supplement. Net proceeds of $1.19 billion, together with cash on hand and borrowings under the 2016 facility, were used to fund the purchase price of the Deltek acquisition, and any remaining net proceeds were used for general corporate purposes.

The 2021 Notes and the 2026 Notes bear interest at a fixed rate of 2.80% and 3.80% per year, respectively, payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2017.

We may redeem some or all of these notes at any time or from time to time, at 100% of their principal amount, plus with respect to any redemption prior to November 15, 2021 in the case of the 2021 Notes and September 15, 2026 in the case of the 2026 Notes, a make-whole premium based on a spread to U.S. Treasury securities.

The 2021 Notes and the 2026 Notes are unsecured senior obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Notes offered hereby. The 2021 Notes and 2026 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 2021 Notes and the 2026 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the 2021 Notes and the 2026 Notes, respectively), the terms require us to repurchase all or part of each holder’s 2021 Notes and 2026 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

Senior Notes due 2020 and 2025

In December 2015, we completed a public offering of $600 million aggregate principal amount of 3.00% senior notes due December 15, 2020 (the “2020 Notes”) and $300 million aggregate principal amount of 3.85% senior notes due December 15, 2025 (the “Existing 2025 Notes”). Net proceeds of $892 million were used to pay off a portion of the outstanding revolver balance under the 2012 facility.

The 2020 Notes and the Existing 2025 Notes bear interest at a fixed rate of 3.00% and 3.85% per year, respectively, payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2016.

We may redeem some or all of these notes at any time or from time to time, at 100% of their principal amount, plus with respect to any redemption prior to November 15, 2020 in the case of the 2020 Notes and September 15, 2025 in the case of the Existing 2025 Notes, a make-whole premium based on a spread to U.S. Treasury securities.

The 2020 Notes and the Existing 2025 Notes are unsecured senior obligations of ours and rank senior in right of payment to all of our existing and future subordinated indebtedness and rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The 2020 Notes and the Existing 2025 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 2020 Notes and the Existing 2025 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the 2020 Notes and the Existing 2025 Notes, respectively), the terms require us to repurchase all or part of each holder’s 2020 Notes and Existing 2025 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

Senior Notes due 2022

In November 2012, we completed a public offering of $500 million aggregate principal amount of 3.125% senior unsecured notes due November 2022 (the “2022 Notes”). Net proceeds of $496 million were used to pay off a portion of the outstanding revolver balance under the 2012 facility.

The 2022 Notes bear interest at a fixed rate of 3.125% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2013.

We may redeem some or all of these 2022 Notes at any time or from time to time, at 100% of their principal amount, plus, with respect to any redemption prior to August 15, 2022, a make-whole premium based on a spread to U.S. Treasury securities.

The 2022 Notes are unsecured senior obligations of ours and rank senior in right of payment with all of our existing and future subordinated indebtedness and rank equally in right of payment with all of our existing and future unsecured senior indebtedness, including the Notes offered hereby. The 2022 Notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 2022 Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, upon a Change of Control Triggering Event (as defined in the 2022 Notes), the terms require us to repurchase all or part of each holder’s 2022 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

DESCRIPTION OF THE NOTES

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 6 of the accompanying prospectus.

General

For purposes of this section, references to “we,” “us” and “our” are references to Roper Technologies, Inc. only and not to any of its subsidiaries. We will issue the Notes under the indenture, dated as of November 26, 2018 (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from us. You can find definitions of certain capitalized terms relating to the Notes as used in the Indenture in this description and in the accompanying prospectus under “Description of Debt Securities—Certain Definitions.” The following summary supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 6 of the accompanying prospectus.

We will issue the Notes in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. We may change any paying agent and registrar without notice to holders of the Notes (the “Holders”). We will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

The Notes will not be guaranteed by any of our subsidiaries. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Principal, Maturity and Interest

We will issue $300,000,000 aggregate principal amount of the 2022 Notes, $700,000,000 aggregate principal amount of the 2025 Notes, $700,000,000 aggregate principal amount of the 2027 Notes and $1,000,000,000 aggregate principal amount of the 2031 Notes in this offering. The 2022 Notes will mature on August 15, 2022, the 2025 Notes on September 15, 2025, the 2027 Notes on September 15, 2027 and the 2031 Notes on February 15, 2031. Interest on the Notes will accrue at the respective rates per annum shown on the cover of this prospectus supplement. Interest on the 2022 Notes and the 2031 Notes will be payable semi-annually in arrears on each February 15 and August 15, beginning February 15, 2021 to the persons who are registered Holders at the close of business on February 1 and August 1 whether or not a business day, immediately preceding the applicable interest payment date. Interest on the 2025 Notes and the 2027 Notes will be payable semiannually in arrears on each March 15 and September 15, beginning March 15, 2021, to the persons who are registered Holders at the close of business on March 1 and September 1 whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, Redemption Date (as defined below), repurchase date or maturity date falls on a day which is not a business day, payment of interest, principal and premium, if any, with respect to such Notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

We may from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture, equal in rank to the Notes offered hereby in all respects (or in all respects except for the issue date, the issue price and, if applicable, the initial interest payment date) so that the additional notes may be consolidated and form a single series with the applicable series of Notes offered hereby, and have the same terms as to status, redemption and otherwise as the applicable series of Notes offered hereby; provided, however, that if the additional notes are not fungible with the applicable series of Notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the Notes from time to time on demand at the rate then borne by the Notes offered hereby; and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods) on the Notes offered hereby from time to time on demand at the same rate to the extent lawful.

Ranking

The Notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured senior indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of June 30, 2020, the Notes would have been effectively subordinated to approximately $2.1 billion of obligations of our subsidiaries.

Special Mandatory Redemption

If the closing of the Vertafore Acquisition has not occurred on or prior to the earlier of (i) February 12, 2021 and (ii) the date the Vertafore Purchase Agreement is terminated according to its terms (each, a “special mandatory redemption event”), we will redeem the Notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the special mandatory redemption date (as defined below) (the “special mandatory redemption price”). Upon the occurrence of a special mandatory redemption event, we will promptly (but in no event later than five (5) calendar days following such special mandatory redemption event) cause notice to be delivered electronically or mailed, with a copy to the trustee, to each holder at its registered address (such date of notification to the holders, the “redemption notice date”). The notice will inform holders that the Notes will be redeemed on the tenth (10th) calendar day (or if such day is not a business day, the first business day thereafter) following the redemption notice date (such date, the “special mandatory redemption date”) and that all of the outstanding Notes will be redeemed at the special mandatory redemption price on the special mandatory redemption date automatically and without any further action by the holders of the Notes. On the business day immediately preceding the special mandatory redemption date, we will deposit with the trustee funds sufficient to pay the special mandatory redemption price. If such deposit is made as provided above, the Notes will cease to bear interest on and after the special mandatory redemption date.

Optional Redemption

The Notes will be redeemable, in whole or in part, at our option, at any time or from time to time prior to the maturity date of the 2022 Notes for the 2022 Notes, prior to August 15, 2025 (one month prior to the maturity date of the 2025 Notes (the “2025 Par Call Date”)) for the 2025 Notes, prior to July 15, 2027 (two months prior to the maturity date of the 2027 Notes (the “2027 Par Call Date”)) for the 2027 Notes and prior to November 15, 2030 (three months prior to the maturity date of the 2031 Notes (the “2031 Par Call Date”)) for the 2031 Notes, on at least 15 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the applicable Notes (the “Redemption Date”) at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; or

(ii)

the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 10 basis points with respect to the 2022 Notes, 15 basis points with respect to the 2025 Notes, 15 basis points with respect to the 2027 Notes or 20 basis points with respect to the 2031 Notes, plus, accrued and unpaid interest thereon to the Redemption Date.

At any time on or after the 2025 Par Call Date, we may redeem the 2025 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes, plus accrued and unpaid interest thereon to the date of redemption.

At any time on or after the 2027 Par Call Date, we may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2027 Notes, plus accrued and unpaid interest thereon to the date of redemption.

At any time on or after the 2031 Par Call Date, we may redeem the 2031 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2031 Notes, plus accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption of Notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a transaction involving a change of control of us) may, at our discretion, be given prior to the completion thereof and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, in the case of the 2025 Notes, the 2027 Notes and the 2031 Notes, that such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us.

“Reference Treasury Dealer” means each of (i) BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and their respective affiliates, and their respective successors and (ii) one other nationally recognized investment banking firm that is a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related Redemption Date but for the redemption (assuming, for this purpose, in the case of the 2025 Notes, the 2027 Notes and the 2031 Notes, that such Notes matured on the applicable Par Call Date). If that Redemption Date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the Redemption Date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on that date.

Selection and Notice of Redemption

If we choose to redeem less than all of the Notes of a series, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed and in accordance with the procedures of the depositary; or, if such Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 15 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Certain Covenants

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the Notes as described under “—Optional Redemption” above, we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to Holders of the Notes, with a copy to the Trustee for the Notes, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will be required to promptly mail, to each Holder who properly tendered Notes, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. If such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict. For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement for Moody’s or S&P, or both of them, as the case may be, and that is reasonably acceptable to the Trustee.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitations on Liens

With respect to each series of debt securities, we will not issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or upon any of the Capital Stock or Indebtedness of any of our Significant Subsidiaries (whether such Principal Property, or Capital Stock or Indebtedness is now existing or owed or is hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the debt securities of the applicable series (together, if we shall so determine, with any other Indebtedness of or guarantee by us ranking equally with the debt securities) shall be secured equally and ratably with (or, at our option, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

•	Liens existing on the Issue Date;

•

Liens on assets or property of a person at the time it becomes a Subsidiary, securing Indebtedness of such person, provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any assets other than those of the person becoming a Subsidiary;

•

Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with us or any of our Subsidiaries;

•

Liens existing on assets created at the time of, or within the 12 months following, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of (in each case including related costs and expenses), such assets;

•

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•

Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books in conformity with generally accepted accounting principles;

•

Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

•

Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	Liens in favor of only us or one or more of our Subsidiaries;

•	Liens in favor of the Trustee securing Indebtedness owed under the Indenture to the Trustee and granted in accordance with the Indenture; and

•	Liens to secure Hedging Obligations.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to incur Indebtedness, secured by Liens otherwise prohibited by this covenant, which, together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitation on Sale and Lease-Back Transactions

We will not enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: we or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the debt securities, pursuant to the covenant described above under the caption “—Limitations on Liens” or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the debt securities, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the debt securities or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this covenant, which, together with all Indebtedness outstanding pursuant to the second paragraph of the “—Limitations on Liens” covenant above, do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Securities then outstanding under the Indenture (including the Notes) and any securities then outstanding under the Indenture, dated as of August 4, 2008, between Roper Industries, Inc. (now known as Roper Technologies, Inc.) and the Trustee) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of a series of debt securities but not any additional debt securities.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting our principal corporate office, any manufacturing plant, or any manufacturing, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us, unless our board of directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us to such person.

“Significant Subsidiary”, with respect to any person, means, any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Book-Entry; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Notes to beneficial owners of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change or differing interpretation, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (“IRS”) or opinion of counsel has been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the U.S. federal income tax consequences of the acquisition, ownership or disposition of the Notes.

This discussion applies only to beneficial owners of Notes that acquire the Notes upon their initial issuance at their initial “issue price,” which will equal the first price at which a substantial amount of the Notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that might be important to particular holders in light of their individual circumstances (such as the effects of Section 451(b) of the Code) or the U.S. federal income tax consequences applicable to holders that may be subject to special tax rules, including without limitation banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, government instrumentalities, pension funds, retirement plans and other tax-deferred accounts, cooperatives, partnerships (or entities or arrangements classified as partnerships for U.S. federal income tax purposes) or investors therein, S corporations or other pass-through entities or investors therein, brokers or dealers in securities, currencies or notional principal contracts, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain former citizens or residents of the United States, persons holding the Notes as part of a hedging, conversion transaction, a straddle or other risk reduction transaction, persons deemed to sell the Notes under the constructive sale provisions of the Code, or “controlled foreign corporations” or “passive foreign investment companies” (within the meanings of the Code). This discussion does not address any U.S. federal estate and gift tax consequences, alternative minimum tax consequences, tax treaties, non-U.S. tax consequences, U.S. federal non-income, state or local tax consequences of the acquisition, ownership or disposition of the Notes. Accordingly, potential purchasers of the Notes should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of the Notes in their particular circumstances.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is, or is treated as, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) it is subject to the primary supervision of a court within the United States and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a “United States person” (as defined in the Code).

As used in this discussion, the term “Non-U.S. Holder” means any beneficial owner of a Note that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity or arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes is a beneficial owner of a Note, the tax treatment of a partner (or other owner of the entity) generally will depend upon the status of the partner (or other owner) and the activities of the entity. Such entities and owners of such entities should consult their tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership, and disposition of a Note.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF NOTES UNDER U.S. FEDERAL NON-INCOME, NON-U.S., STATE, OR LOCAL TAX LAWS, ANY TAX TREATIES, AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

Certain Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest and principal on the Notes (as described above under “Description of the Notes—Certain Covenants—Repurchase Upon a Change of Control Triggering Event” and “Description of the Notes—Special Mandatory Redemption”). Treasury regulations provide special rules for “contingent payment debt instruments” which, if applicable, could cause the timing, amount and character of a Holder’s income, gain or loss with respect to the Notes to be different from the consequences discussed below. Pursuant to the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the Notes are issued) are ignored. Although the matter is not free from doubt, we believe the possibility of making additional payments on the Notes is remote and/or incidental. Therefore, we do not intend to treat the Notes as contingent payment debt instruments. Our treatment will be binding on all Holders, except a Holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the Notes as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

A U.S. Holder generally must include payments of stated interest on the Notes as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of the Notes exceeds the issue price thereof by more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as “original issue discount” as it accrues generally in accordance with a constant yield method (unless otherwise accelerated) before the receipt of cash payments attributable to this income. It is anticipated, and this discussion assumes, that the Notes will be issued at par or at a discount that is less than de minimis for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of Notes, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes (other than amounts attributable to accrued but unpaid interest which would be treated as interest as described above in “—Payments of Interest” to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Notes. The amount realized by a U.S. Holder generally is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption, retirement or other taxable disposition. A U.S. Holder’s adjusted U.S. federal income tax basis in the Notes generally will be its cost for the Notes, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such Notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption, retirement or other taxable disposition of the Notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than 12 consecutive months. Long-term capital gains of non-corporate taxpayers generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its tax advisor regarding the deductibility of capital losses in its particular circumstances.

Tax on “Net Investment Income”

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% additional tax on the lesser of (i) their “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) and (ii) the excess of the U.S. Holder’s modified adjusted gross income over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances, and in the case of an estate or trust, the dollar amount at which the highest income tax bracket applicable to an estate or trust begins). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the sale, exchange, redemption, retirement or other taxable disposition of a Note, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are urged to consult their tax advisors regarding the applicability of this additional tax.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” (such as corporations and tax exempt organizations that properly establish their exemption) will be subject to U.S. federal backup withholding tax at the applicable rate (currently 24%) with respect to payments of interest on the Notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless the U.S. Holder provides its taxpayer identification number (which for an individual is generally the individual’s Social Security Number) to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an IRS Form W-9 and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Effectively Connected Income,” “—Backup Withholding and Information Reporting,” and “—FATCA,” a Non-U.S. Holder generally will be exempt from U.S. federal income tax and withholding tax on interest paid on the Notes under the “portfolio interest exemption” so long as:

•	the Non-U.S. Holder does not conduct a trade or business within the United States to which the interest income is effectively connected;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 881(c)(3)(B) of the Code and the Treasury regulations thereunder; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, that it is not a “United States person” (as defined in the Code), and provides its name, address, and U.S. taxpayer identification number, if any; (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder and furnishes to us a copy thereof; or (iii) the Non-U.S. Holder holds its Notes directly through a “qualified intermediary” and such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are satisfied.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes to us a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, establishing the reduction or exemption under an applicable income tax treaty and the Non-U.S. Holder complies with any other applicable procedures. Alternatively, a Non-U.S. Holder may be exempt from U.S. withholding tax if it provides a properly executed IRS Form W-8ECI, or appropriate successor form, certifying that interest paid on the Note is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below under “—Effectively Connected Income”).

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Effectively Connected Income,” “—Backup Withholding and Information Reporting,” and “—FATCA,” generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a Note (other than amounts attributable to accrued but unpaid interest which would be treated as interest described above in “—Payments of Interest” to the extent such interest has not been previously included in income) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year, and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Effectively Connected Income” below. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower rate applies under an applicable income tax treaty) on the amount by which the Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption, retirement or other taxable disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a Note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net-income basis on such interest, gain or other income as if it were a “United States person” (as defined in the Code), but will not be subject to the withholding tax discussed above, provided the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI (or appropriate successor form). In addition, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) on such Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

We may be required to report annually to the IRS and to a Non-U.S. Holder the amount of interest, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition paid by us to a Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable income tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations may require backup withholding and additional information reporting on payments on the Notes. Such backup withholding and additional information reporting generally will not apply to payments on the Notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is timely received from the Non-U.S. Holder. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, any current or future Treasury regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”), foreign financial institutions (which term includes most non-U.S. hedge funds, private equity funds, mutual funds and other investment vehicles) and certain other foreign entities generally must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on certain U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution that does not comply with the FATCA reporting requirements will be subject to a 30% U.S. withholding tax on certain U.S.-source payments, including U.S.-source interest, and, subject to the discussion of proposed Treasury regulations below, on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest, including amounts paid to a foreign financial institution on behalf of a Holder. FATCA also generally imposes a withholding tax of 30% on such payments made to certain nonfinancial foreign entities unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect “substantial United States owners” (as defined in the Code) of the entity. This regime generally applies to payments of interest on the Notes and, subject to the discussion of proposed Treasury regulations below, to the payment on the Notes at maturity, as well as the proceeds of any sale or other disposition of the Notes. However, the IRS has issued proposed Treasury regulations that would eliminate the application of this regime with respect to payments of gross proceeds (but not interest). Pursuant to these proposed Treasury regulations, we and any applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or until the proposed Treasury regulations are rescinded. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, Holders might be eligible for refunds or credits of such taxes. Prospective investors are urged to consult with their tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. We have entered into a firm commitment underwriting agreement, dated the date of this prospectus supplement, with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed severally to purchase, the principal amount of the 2022 Notes, 2025 Notes, 2027 Notes and 2031 Notes that appear opposite each underwriter’s name in the following table:

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2025 Notes	Principal Amount of 2027 Notes	Principal Amount of 2031 Notes
BofA Securities, Inc.	$55,500,000	$129,500,000	$129,500,000	$185,000,000
J.P. Morgan Securities LLC	$55,500,000	$129,500,000	$129,500,000	$185,000,000
Wells Fargo Securities, LLC	$55,500,000	$129,500,000	$129,500,000	$185,000,000
Mizuho Securities USA LLC	$22,500,000	$52,500,000	$52,500,000	$75,000,000
MUFG Securities Americas Inc.	$22,500,000	$52,500,000	$52,500,000	$75,000,000
PNC Capital Markets LLC	$22,500,000	$52,500,000	$52,500,000	$75,000,000
TD Securities (USA) LLC	$22,500,000	$52,500,000	$52,500,000	$75,000,000
Truist Securities, Inc.	$22,500,000	$52,500,000	$52,500,000	$75,000,000
U.S. Bancorp Investments, Inc.	$12,000,000	$28,000,000	$28,000,000	$40,000,000
BNP Paribas Securities Corp.	$4,500,000	$10,500,000	$10,500,000	$15,000,000
RBC Capital Markets, LLC	$4,500,000	$10,500,000	$10,500,000	$15,000,000

Total	$300,000,000	$700,000,000	$700,000,000	$1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the Notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the Notes if any of them are purchased.

The underwriters have advised us that they propose to offer the Notes to the public at the public offering prices set forth on the cover of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price minus a selling concession not in excess of 0.200% of the principal amount for the 2022 Notes, 0.350% of the principal amount for the 2025 Notes, 0.375% of the principal amount for the 2027 Notes and 0.400% of the principal amount for the 2031 Notes. The underwriters may allow, and such dealers may re-allow, a selling concession not in excess of 0.150% of the principal amount of the 2022 Notes, 0.250% of the principal amount of the 2025 Notes, 0.250% of the principal amount of the 2027 Notes and 0.250% of the principal amount of the 2031 Notes to certain other dealers. After the initial public offering of the Notes, the underwriters may change the public offering price and any other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering:

Paid by Roper Technologies, Inc.
Per 2022 Note	0.350%
Per 2025 Note	0.600%
Per 2027 Note	0.625%
Per 2031 Note	0.650%

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $5.1 million.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or on any automated quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

We expect that delivery of the Notes will be made to investors on or about September 1, 2020, which is the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement or the following seven business days will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement or on the following seven business days should consult their advisors.

We have agreed, during the period from the date of the underwriting agreement until the first business day immediately following the delivery of the Notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are substantially similar to the Notes (other than commercial paper issued in the ordinary course of business), without the prior written consent of the representatives.

In connection with the offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Other Relationships

In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as financial advisors to the Company in connection with the Vertafore Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of each of the underwriters are lenders under our 2016 facility, for which these underwriters and affiliates have been paid customary fees. Wells Fargo Securities, LLC is an affiliate of the trustee under the indenture governing the Notes.

Two of our directors, Amy Woods Brinkley and Wilbur J. Prezzano, are also directors of affiliates of one of our underwriters, TD Securities (USA) LLC.

Selling Restrictions

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA” ), or in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in any member state of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in Article 2(e) of the Prospectus Regulation) who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus, or their contents. The Notes are not being offered to the public in the United Kingdom. In addition, in the United Kingdom, the Notes may not be offered other than by an agent that:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA would not apply to the issuer; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

WARNING: This prospectus supplement has not been reviewed or approved by any regulatory authority in Hong Kong, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. You are advised to exercise caution in relation to any offer of the Notes. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the laws of Hong Kong (the “CWUMPO”) and which do not constitute an offer to the public within the meaning of the CWUMPO. No advertisement, invitation or document relating to the Notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of

Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

This offering of the Notes has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) (the Financial Instruments and Exchange Law) and each underwriter has represented and agreed that it will not offer or sell any Notes or any interest therein, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, (b) has not offered or sold and will not offer or sell any Notes, and (c) has not made and will not make any Notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading or any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus supplement and the accompanying prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of Notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Notes you undertake to us that you will not, for a period of 12 months from the date of issue of the Notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

LEGAL MATTERS

Certain legal matters regarding the Notes offered hereby will be passed upon for us by Jones Day, Atlanta, Georgia and for the underwriters by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the four businesses the registrant acquired during 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

All reports we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our annual proxy statements, as well as any amendments to those reports, are accessible at no cost on our website at www.ropertech.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These filings are also accessible on the SEC’s website at www.sec.gov. Except as expressly set forth below, we are not incorporating by reference the contents of our website or the SEC’s website into this prospectus supplement.

As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all filings pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequently filed with the SEC prior to the termination of the offering under this prospectus supplement, provided, however, that we are not incorporating by reference any document or item within a document deemed to have been furnished rather than filed in accordance with SEC rules:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

(c)	our Current Reports on Form 8-K filed on April 28, 2020, June 10, 2020, June 22, 2020 and August 13, 2020; and

(d)

the portions of our Definitive Proxy Statement on Schedule 14A for our 2020 annual meeting of stockholders filed on April  24, 2020 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

PROSPECTUS

Roper Technologies, Inc.

The following are types of securities that may be offered and sold by Roper Technologies, Inc. or by selling security holders under this prospectus from time to time:

•	Common stock

•	Preferred stock

•	Debt securities
•	Warrants

•	Purchase contracts

•	Units

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus, together with any applicable prospectus supplement, carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

•	Maturity

•	Interest rate

•	Currency of payments

•	Dividends
•	Redemption terms

•	Listing on a security exchange

•	Amount payable at maturity

•	Conversion or exchange rights
•	Liquidation amount

•	Subsidiary guarantees

•	Sinking fund terms

Our common stock is listed on the New York Stock Exchange under the ticker symbol ROP. On November 23, 2018, the reported last sale price on the New York Stock Exchange for our common stock was $285.20 per share.

Investing in these securities involves certain risks. See “ Item 1A-Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2018

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus or an applicable prospectus supplement or free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Unless we have indicated otherwise, references in this prospectus to “Roper”, “we,” “us,” and “our” refer to Roper Technologies, Inc. and not to any of its existing or future subsidiaries.

ROPER TECHNOLOGIES, INC.

References in this section to “Roper,” the “Company,” “we,” “us” and “our” or similar terms are to Roper Technologies, Inc. and our consolidated subsidiaries.

Our Business

Roper is a diversified technology company. We operate businesses that design and develop software (both software-as-a-service and licensed) and engineered products and solutions for a variety of niche end markets.

We pursue consistent and sustainable growth in earnings and cash flow by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other businesses that offer high value-added services, engineered products and solutions that we believe are capable of achieving growth and maintaining high margins. We compete in many niche markets and believe we are the market leader or a competitive alternative to the market leader in most of these markets.

Our Business Segments

Our operations are reported in four segments based upon common customers, markets, sales channels, technologies and common cost opportunities. The segments are: RF Technology, Medical and Scientific Imaging, Industrial Technology and Energy Systems and Controls.

RF Technology. Our RF Technology segment provides radio frequency identification communication (“RFID”) technology and software solutions that are used primarily in comprehensive management software, software-as-a-service, card systems/integrated security solutions, toll and traffic systems, RFID card readers, and metering and remote monitoring applications.

Medical & Scientific Imaging. Our Medical & Scientific Imaging segment offers products and software in medical applications and high performance digital imaging products.

Industrial Technology. Our Industrial Technology segment produces water meter and automatic meter reading products and systems, fluid handling pumps, and materials analysis equipment and consumables.

Energy Systems and Controls. Our Energy Systems and Controls segment principally produces control systems, fluid properties testing equipment, sensors, controls and valves, and non-destructive inspection and measurement instrumentation.

Our principal executive offices are located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, and the telephone number is (941) 556-2601. We maintain a website at www.ropertech.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this shelf process, we will file with the SEC a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” carefully before you invest. This prospectus may not be used to make offers or sales of the securities described herein unless accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

As permitted by SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequently filed with the SEC prior to the termination of the offering under this prospectus (other than any portion of such filings that are furnished rather than filed under applicable SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2017;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30 2018;

(c)

Current Reports on Form 8-K filed on February 2, 2018 (with respect to Item 5.02), April  9, 2018, June 8, 2018, August 14, 2018, August 24, 2018, August  28, 2018, September 19, 2018 and November 2, 2018; and

(d)

The portions of the Definitive Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on April 30, 2018 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2017.

You may request a copy of these filings at no cost, by contacting our Investor Relations department by calling (941) 556-2601, by writing to Investor Relations, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 or by sending an email to investor-relations@ropertech.com.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and documents that are incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the federal securities laws. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. All statements that are not historical facts are “forward-looking statements.” Forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in any forward-looking statement.

Examples of forward-looking statements in this prospectus and documents incorporated by reference in this prospectus include but are not limited to statements regarding operating results, the success of our internal operating plans, our expectations regarding our ability to generate cash and reduce debt and associated interest expense, profit and cash flow expectations, the prospects for newly acquired businesses to be integrated and contribute to future growth and our expectations regarding growth through acquisitions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, raw materials costs, expected pricing levels, expected outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•	general economic conditions;

•	difficulty making acquisitions and successfully integrating acquired businesses;

•	any unforeseen liabilities associated with future acquisitions;

•	limitations on our business imposed by our indebtedness;

•	unfavorable changes in foreign exchange rates;

•	difficulties associated with exports;

•	risks and costs associated with our international sales and operations;

•	rising interest rates;

•	product liability and insurance risks;

•	increased warranty exposure;

•	future competition;

•	the cyclical nature of some of our markets;

•	reduction of business with large customers;

•	risks associated with government contracts;

•	changes in the supply of, or price for, labor, raw materials, parts and components;

•	environmental compliance costs and liabilities;

•	risks and costs associated with asbestos-related litigation;

•	potential write-offs of our goodwill and other intangible assets;

•	our ability to successfully develop new products;

•	failure to protect our intellectual property;

•	the effect of, or change in, government regulations (including tax);

•	economic disruption caused by terrorist attacks, including cybersecurity threats, health crises or other unforeseen events; and

•	the factors discussed in other reports filed with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of these statements in light of new information or future events.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities issued pursuant to this registration statement for general corporate purposes which may include repaying debt, making capital investments and funding working capital requirements, or financing acquisitions. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose and include any other relevant information in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

The following descriptions are summaries of the material terms of our restated certificate of incorporation, as amended (our “restated certificate of incorporation”), and our amended and restated by-laws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC.

Common Stock

As of October 26, 2018, there were 103,430,854 shares of our common stock outstanding.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “ROP.” The transfer agent and registrar for the common stock is Wells Fargo Bank, N.A., Sioux Falls, South Dakota.

Voting. Each holder of shares of our common stock is entitled to one vote on each matter properly submitted to a vote of our stockholders.

Dividend Rights. Holders of shares of our common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to holders of any outstanding preferred stock.

Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of our common stock on a per share basis. If we have any preferred stock outstanding at such time, holders of shares of our preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we will need to pay the applicable distribution to the holders of our preferred stock before distributions are paid to the holders of our common stock.

Rights and Preferences. Our common stock has no preemptive, redemption, conversion, sinking fund, or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, which means that the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares. Any additional shares of our common stock that we may issue in the future pursuant to an offering under this prospectus will also be fully paid and nonassessable.

Preferred Stock

Under our restated certificate of incorporation, without further stockholder action, our board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Certain Anti-Takeover Effects of Delaware Law

General. Certain provisions of our restated certificate of incorporation, amended and restated by-laws and applicable law may make it less likely that our management would be changed or someone would acquire our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow stockholders to receive a premium over the market price of their common stock.

Preferred Stock. Under our restated certificate of incorporation, our board of directors can at any time, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough shares necessary to take control.

Proposal and Nominating Procedures. Stockholders can propose that business be considered at an annual meeting of stockholders, and, in addition to our board of directors, can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 1.08 of our amended and restated by-laws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal, or of the nomination, to our corporate secretary at least 90 days and at most 120 days before the first anniversary date of the annual meeting for the preceding year.

Removal of Directors; Vacancies. Subject to the rights of holders of any outstanding series of preferred stock, any director may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors. Our amended and restated bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances.

Elimination of Stockholder Action through Written Consent. Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the Ability to Call Special Meetings. Our amended and restated bylaws provide that special meetings of our stockholders can only be called by order of the board of directors or the executive committee. Stockholders are not authorized to call a special meeting or to require our board of directors to call a special meeting.

Amendment of By-laws. Under our restated certificate of incorporation and amended and restated by-laws, our board of directors can adopt, amend or repeal the by-laws by a majority vote of the directors then in office. Our stockholders also have the power to amend or repeal our amended and restated by-laws at any meeting at which a quorum is present by a vote of two-thirds of the number of shares of stock entitled to vote present in person or by proxy at such meeting.

Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities referenced in this prospectus. The debt securities will be issued under the indenture (the “Indenture”), dated as of November 26, 2018, between Roper Technologies, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in one or more series established from time to time in or pursuant to a board resolution and set forth in an officer’s certificate or supplemental indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from us. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.”

General

The Indenture does not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series; provided, however, that if any additional debt securities are not fungible with the debt securities previously issued for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP or other identifying number. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt, if any, will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined (including, but not limited to, any commodity, commodity index, stock exchange index or financial index);

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•

if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $1,000 and any multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•

the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•

whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any guarantor or co-issuer;

•	any special interest premium or other premium;

•	whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected;

•	the currency in which payments shall be made, if other than U.S. dollars; and

•	any and all other terms of the debt securities of the applicable series.

Limitation on Mergers and Other Transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless the following conditions are satisfied:

•

either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the Trustee, all of our obligations under the debt securities and the Indenture;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; and

•

an officer’s certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the condition in the first bullet set forth above has been satisfied.

The restrictions in the second and third bullets above shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•	the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the Delaware General Corporation Law.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the debt securities and all obligations under the Indenture.

For purposes of the foregoing, if we consummate a Holding Company Reorganization, the newly formed holding company (New HoldCo, as defined below) shall be treated as the “successor person” and the Holding Company Reorganization shall constitute the transfer to New HoldCo of substantially all of our assets.

The Indenture provides that upon completion of the Holding Company Reorganization, Roper will be discharged from all obligations and covenants under the indenture and the Notes and New HoldCo will be the sole obligor on the debt securities.

“Holding Company Reorganization” shall mean a merger with and into a newly formed wholly-owned, indirect subsidiary (“MergerCo”), all of the equity interests of which shall be held by a newly formed wholly-owned, direct subsidiary (“New HoldCo”) of Roper, all of the equity interests of which shall be initially be held by Roper. Such merger shall be pursuant to Section 251(g) (or any successor provision) of the Delaware General Corporation Law and shall not require the vote of our stockholders. Each of our shares of common stock shall be converted into a right to receive one share of New HoldCo common stock, with identical terms and rights as our common stock immediately prior to such conversion.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to debt securities:

(1) the failure to pay interest on any debt securities when the same becomes due and payable and the Default continues for a period of 60 days;

(2) the failure to pay the principal (or premium, if any) of any debt securities, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3) a Default in the performance, or breach, of our obligations under the “—Limitation on Mergers and Other Transactions” covenant described above;

(4) a Default in the observance or performance of any other covenant or agreement contained in the Indenture which Default continues for a period of 60 days after we receive written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders of at least a majority of the outstanding principal amount of each series of debt securities affected, voting together as a single class;

(5) (a) a failure to make any payment at maturity on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries) outstanding in an amount in excess of $150 million or its foreign currency equivalent at the time and continuance of this failure to pay after any applicable grace period or (b) a default on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $150 million or its foreign currency equivalent at the time without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 5(a) or (b) ceases or is cured, waived, rescinded or annulled, then the Event of Default under the Indenture will be deemed cured; or

(6) certain events of bankruptcy or insolvency affecting us or any of our Significant Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (6) above), shall occur and be continuing, the Trustee or the Holders of at least 25% of the principal amount of each series of debt securities affected, voting together as a single class, may declare the principal of and accrued interest on all such debt securities to be due and payable by notice in writing to us and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all debt securities shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to one or more series of debt securities as described in the preceding paragraph, the Holders of a majority in principal amount of each series of debt securities affected, voting together as a single class, (including additional debt securities of each such series, if any) may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer’s certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the debt securities of each series affected, voting together as a single class, (including additional debt securities of each such series, if any) may waive any existing Default or Event of Default under the Indenture, and its consequences, except a Default in the payment of the principal of or interest on any debt securities of a series.

The Holders may not enforce the Indenture except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of each series of debt securities affected that is then outstanding, voting together as a single class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the debt securities.

We will be required to provide an officer’s certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator, agent, stockholder or affiliate of us or any of our Subsidiaries, as such, shall have any liability for any obligations of us or any of our Subsidiaries under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the securities by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the debt securities.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of a series, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the debt securities when such payments are due;

(2) our obligations with respect to the debt securities concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the applicable series of debt securities. In the event Covenant Defeasance occurs, certain events (not including non- payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the debt securities of a series:

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the debt securities on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(2) in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any our Subsidiaries is bound;

(6) we must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(7) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the applicable series of the debt securities, as expressly provided for in the Indenture) as to all outstanding debt securities of a series, when:

(1) either:

(A)    all of the applicable series of the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)    all of the applicable series of debt securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the applicable series of debt securities not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the applicable series of debt securities to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the Indenture by us; and

(3) we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture and the applicable series of debt securities for certain specified purposes, including:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the provisions described under “—Limitation on Mergers and Other Transactions”;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to evidence and provide for the acceptance of appointment by a successor Trustee;

(6) to conform the text of the Indenture or the debt securities to any provision of this “Description of Debt Securities” or other description of the debt securities contained in the prospectus supplement relating to the offer and sale of such debt securities;

(7) to establish the form or terms of the debt securities of any series as permitted by the terms of the Indenture;

(8) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture, in each case in compliance with the provisions thereof; or

(9) to make any change that would provide any additional rights or benefits to the Holders of the debt securities (including to secure the debt securities, add guarantees with respect thereto, to add to our covenants for the benefit of the Holders or to surrender any right or power conferred upon us) or that does not adversely affect the legal rights under the Indenture of any Holder of the debt securities in any material respect.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of either (i) a majority in principal amount of all then outstanding debt securities of that series or (ii) a majority in principal amount of all then outstanding debt securities affected by such modification or amendment (including additional debt securities of each series affected, if any), voting together as a single class, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of debt securities at maturity whose Holders must consent to an amendment;

(2) reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

(3) reduce the principal of, change or have the effect of changing the fixed maturity of any debt securities, or change the date on which any debt securities may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(4) make any debt securities payable in currency other than that stated in the debt securities or change the place of payment of the debt securities from that stated in the debt securities or in the Indenture;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such debt securities on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of each series of debt securities affected (including additional debt securities of each such series, if any) to waive Defaults or Events of Default;

(6) make any change in these amendment and waiver provisions; or

(7) make any change to or modify the ranking of the debt securities that would adversely affect the Holders.

Except for certain specified provisions, the Holders of at least a majority in principal amount of all then outstanding debt securities of any series (voting together as a single class) may on behalf of the Holders of all debt securities of that series waive our compliance with provisions of the indenture. The Holders of a majority in aggregate principal amount of any then outstanding debt securities of any series (voting together as a single class) may on behalf of the Holders of all the debt securities of such series waive any existing default under the indenture with respect to that series and its consequences, except a continuing default or default in the payment of the principal of, or premium or any interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of all of the holders of each outstanding debt security of the series affected; provided, however, that the Holders of a majority in aggregate principal amount of any then outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Indebtedness” means with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of a series of debt securities but not any additional debt securities.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Significant Subsidiary”, with respect to any person, means, any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Unclaimed Funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the Trustee and paying agents will have no liability therefor.

Governing Law

The Indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with affiliates of Wells Fargo Bank, National Association.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock, purchase contracts or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Roper, the trustee, any warrant agent, unit agent or any other agent of Roper, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the Securities of any series shall no longer be represented by a Global Security and will issue securities in definitive form in exchange for such Global Security pursuant to the procedure described above.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through any combination of the above; or

•	through any other method described in the applicable prospectus supplement.

The distribution of the securities being offered hereby may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on any organized market where our common stock may be traded;

•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	sales in other ways not involving market makers or established trading markers, including direct sales to purchasers; and

•	in any other manner described in the applicable prospectus supplement.

We may distribute the securities being offered hereby from time to time in one or more transactions at:

•	fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	negotiated prices; or

•	prices determined according to the process described in the applicable prospectus supplement.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Jones Day, Atlanta, Georgia.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the businesses the registrant acquired during fiscal year 2017) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,700,000,000

Roper Technologies, Inc.

$   300,000,000 0.450% Senior Notes due 2022

$   700,000,000 1.000% Senior Notes due 2025

$   700,000,000 1.400% Senior Notes due 2027

$1,000,000,000 1.750% Senior Notes due 2031

Prospectus Supplement dated August 18, 2020

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Wells Fargo Securities

Mizuho Securities	MUFG

PNC Capital Markets LLC	TD Securities	Truist Securities

Co-Managers

US Bancorp	BNP PARIBAS	RBC Capital Markets